Exhibit 10.36
TOMPKINS FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN FOR SELECTED OFFICERS

AMENDED AND RESTATED PLAN AS OF December 19, 2023

The Tompkins Trustco Inc Deferred Compensation Plan for Senior Officers dated April 23, 2002 was amended and restated January 21, 2010, to change its name to the Tompkins Financial Corporation Deferred Compensation Plan for Selected Officers, was amended and restated effective September 20, 2017, and is hereby further amended and restated effective December 19, 2023 (as amended to date, the “Plan”) to read in its entirety as follows:

1.PURPOSE OF THE PLAN

The purpose of the Plan is to provide a procedure whereby the below-designated officers (each separately referred to herein as an “Officer”) of Tompkins Financial Corporation (“TFC”) and/or of its corporate affiliates listed in Appendix A attached hereto (the “Affiliates”) may defer the payment of: (i) for Officers who are both Section 16 designated executive officers and members of the Senior Leadership Team of TFC (the “Executive Officers”), all or a specified portion of the compensation that may become payable to such Executive Officer pursuant to cash incentive or cash bonus plans (“Incentive Awards”); (ii) for Executive Officers, all or a specified portion of the cash component of profit sharing (“Profit Sharing”) attributable to eligible compensation up to the compensation limit under Section 401(a)(17) of the United States Internal Revenue Code (the “Code”); (iii) for Execuitve Officers, all or a specified portion of the cash amount which represents the profit sharing attributable to compensation in excess of the compensation limit (“Supplemental Profit Sharing”) under Code Section 401(a)(17); (iv) beginning with excess amounts that occur in the year 2016, for Officers (other than Executive Officers) who participate in the Tompkins Financial Corporation 2015 Defined Contribution Plan, or any successor plan thereto, any amount of at least $1,000 payable to the Officer because such amount is an annual addition in excess of the Code section 415 limitation (“415 Excess Amounts”). The above-described Officers are the employees who may participate in the Plan, unless otherwise stated on Appendix B attached hereto. Such designation of participating Officers may be changed at any time and from time to time by the Committee described in Section 2 in its sole and absolute discretion.

2. ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of TFC. The Committee shall have the plenary authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

3. ELECTION TO DEFER

An Officer may irrevocably elect, on or before December 31 of any year (unless an earlier date is established by TFC for administrative purposes), to defer payment of any eligible amounts described in Section 1 which are subsequently declared and which would otherwise be earned by such Officer in the following calendar year. Such election shall be effective upon receipt by the Human Resources department of Tompkins Financial Corporation of written notice thereof and shall continue in effect until revoked in writing by such Officer on a prospective basis. By way of illustration, if an Officer makes an election before December 31st in Year 1, this will be effective with respect to amounts earned during Year 2 which otherwise would have been paid in Year 3.

4.    OFFICERS’ ACCOUNTS

There shall be established for each Officer participating in the Plan an account on the books of such Officer's employer, to be designated as such Officer’s deferred compensation account (“Account”). All amounts deferred pursuant to the Plan, together with any further amounts accrued thereon, as hereinafter provided, shall be held in the general funds of the employer and shall represent an unsecured claim against its general assets. Such amounts shall be credited to the Officer’s Account. In no event shall the benefits under this Plan be funded through a trust located outside the United States.

The Committee shall direct that the balance in each Officer's Account be determined by reference to the following:

The addition of interest, to be accrued during each quarter and to be credited to such Account on the first business day following the end of such quarter on the basis of the day weighted average balance in such Account during each quarter, at a rate equal to the higher of either (a) the highest yield on any U.S. Government Treasury Constant Maturity on the first business day of the calendar year in which the interest is accrued, as reported in the Federal Reserve Statistical Release, or if such source is not available, such other comparable source as is available, or (b) the Prime Rate as published in The Wall Street Journal on the first business day of the calendar year in which the interest is accrued.

5.    PAYMENT FROM OFFICERS’ ACCOUNT

At the time an Officer elects to participate in the Plan, he or she shall also make an election, which election shall be irrevocable, except as hereinafter provided, as to his or her deferral payment date, which shall be the first business day of a calendar year selected by the Officer (“Deferral Payment Date”); provided, however, that such year shall in no event be earlier than the calendar year after the year in which the Officer shall attain the age of sixty (60) and shall be no later than the calendar year after the year in which the Officer shall attain the age of sixty-five (65). In no event may a Deferral Payment Date be changed except as provided in Section 6.

Payment of the balance in an Officer’s Account shall be made in a lump sum or in the number of annual installments elected by such Officer at the time of his or her election of a Deferral Payment Date. The first installment or the lump sum, as the case may be, shall be paid on the Deferral Payment Date, and subsequent installments, if any, shall be paid in the first month of each succeeding calendar year until the entire remaining balance in an Officer’s Account shall have been paid. When an Officer is to receive the balance of his or her Account in annual installments, each such annual installment shall be a fraction of the balance in such Account on the date such annual installment is to be paid, the numerator of which is one and the denominator of which is the total number of installments then remaining to be paid.

6.    PAYMENT IN EVENT OF DEATH OR HARDSHIP

If an Officer should die before the balance in his or her Account shall have been paid in full, the balance then remaining shall be paid promptly in a lump sum to such Officer’s estate or to his or her designated beneficiary or beneficiaries. An Officer may designate one or more beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon the Officer’s death. At any time, and from time to time, any such designation may be changed or canceled by the Officer without notice to or the consent of any beneficiary. Any such designation, change, or cancellation shall be effective upon receipt by the Human Resources department of Tompkins Financial Corporation of written notice thereof.

If an Officer designates more than one beneficiary, any payments to such beneficiaries shall be made in equal shares unless the Officer has designated otherwise. If a designated beneficiary predeceased him or her, the balance which was otherwise attributable to the deceased beneficiary shall be shared equally among the remaining designated beneficiaries. If no beneficiary has been named by the Officer, or if all designated beneficiary or beneficiaries shall have predeceased him or her, or shall no longer exist, the balance shall be paid to the Officer’s estate.

The Committee may direct payment to an Officer in a lump sum all or a portion of the balance in the Officer’s Account, if the Committee determines (upon the advice of an independent physician engaged by the Committee, or by the Company at the direction of the Committee) that the Officer is disabled. For purposes of this Plan, the term “disabled” shall mean the Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

The Committee may direct payment to an Officer in a lump sum all or a portion of the balance in the Officer’s Account, if the Committee determines, in its sole discretion, that there has occurred an unforeseeable emergency affecting the Officer. For purposes of this Plan, the term “unforeseeable emergency” means a severe financial hardship to the Officer resulting from (i) an illness or accident of the Officer, the Officer’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Officer, (ii) the loss of the Officer’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Officer. The amount of such distribution may not exceed the amount necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, with such amounts determined under Treasury Regulations promulgated under section 409A of the Code, and after taking into account the extent to which such hardship, loss, or circumstance is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Officer’s assets (to the extent such liquidation would not itself cause a severe financial hardship).

7.    TERMINATION OF ELECTION TO DEFER

An Officer may at any time terminate his or her election to defer payment of amounts indicated in Section 1. Such termination shall become effective on the last day of the calendar year in which written notice thereof is received by the Human Resources department of Tompkins Financial Corporation; provided, however, that any balance in the Account of an Officer prior to the effective date of termination of an election to defer shall not be affected thereby and shall be paid only in accordance with Sections 5 and 6. An Officer who has filed a termination of election to defer or whose election to defer has been terminated in accordance with Section 6 may thereafter again file an election to defer in accordance with Section 3.

8.    NONASSIGNABILITY

During an Officer’s lifetime, the right to the balance in his or her Account shall not be transferable or assignable. Nothing contained in the Plan shall create, or be deemed to create, a trust, actual or constructive, for the benefit of an Officer or his or her beneficiary, or shall give, or be deemed to give, to any Officer or his or her beneficiary any interest in any specific assets of Tompkins Financial Corporation or any of the Affiliates. The right of an Officer to receive future payments under the Plan shall be an unsecured claim against the general assets of the Officer's employer. As a condition to participation, each participating Officer shall sign a statement in the form attached hereto as Exhibit 1 confirming that this Plan does not create joint liability for Tompkins Financial and its Affiliates.

9.    AMENDMENT

The Board of Directors of Tompkins Financial Corporation may, at any time, without the consent of the participants, amend, suspend, or terminate the Plan. Subject to any applicable laws and regulations, no amendment, suspension, or termination of the Plan shall operate to annul an election already in effect for the then current year or for any preceding calendar year, and amounts indicated in Section 1 otherwise payable through the end of such current calendar year shall continue to be deferred in accordance with an Officer’s then current election; and the balance in the Officer’s Account shall continue to be payable in accordance with an Officer’s then current election.

10.    GOVERNING LAW

The Plan shall be construed and enforced and according to the laws of the State of New York, and all the provisions thereof shall be administered according to the laws of said State.

11.    SEVERABILITY OF PROVISIONS

If any of the provisions of the Plan or the application thereof to any Officer shall be held invalid, neither the remainder of the Plan nor its application to any other Officer shall be affected thereby.

12.    TREATMENT AS NON-QUALIFIED DEFERRED COMPENSATION.

Certain distributions under this Plan may be treated as non-qualified deferred compensation subject to section 409A of the Code. In order that this Plan complies with section 409A, the Plan shall be administered as follows: (i) if an Officer is determined to be a “specified employee”, as defined in section 409A, of a “corporation with publicly traded stock”, as such phrase is used in section 409A, then all distributions under the Plan which are subject to section 409A shall be delayed for a period of six (6) months after the date of the Officer’s separation from service or if earlier until the Officer’s date of death if the Officer’s separation from service is the event which triggers such distribution, (ii) that the payments under this Plan cannot be accelerated under the terms of this Plan, (iii) that there are no “subsequent elections”, as such term is used in section 409A provided to the Officer relating to the time or form of the distribution of any benefits under this Plan, and (iv) it is the intention of Tompkins Financial Corporation that the Plan comply with section 409A, and the Plan’s terms and provisions shall be construed and interpreted to the extent possible in a manner consistent with such intent.

Appendix A

    Affiliates of Tompkins Financial

Tompkins Community Bank
Tompkins Insurance Agencies, Inc.

    Appendix B

    Active Officers Who May Participate in Plan

•Section 16 executive officers who are members of the Senior Leadership Team of Tompkins Financial Corporation

•Other Officers described in Section 1 (iv)

    Exhibit 1

The undersigned, being a participant in the Tompkins Financial Corporation. Deferred Compensation Plan for Selected Officers, hereby irrevocably agrees to look solely to the assets of the undersigned's employer, , for the satisfaction of any claims or obligations under said Plan. That is, the undersigned expressly acknowledges that such Plan does not create joint liability for Tompkins Financial Corporation and the Affiliates listed in Appendix A attached to the Plan.

Dated:             __________________________________
Participating Officer

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